AMENDED AND RESTATED

RETIREMENT PLAN FOR
NON-INTERESTED TRUSTEES
OR DIRECTORS
OF THE NEW YORK-BASED OPPENHEIMER FUNDS

JANUARY 1, 2005

WHEREAS, those investment companies for which OppenheimerFunds, Inc. (formerly named Oppenheimer Management Corporation) acts as manager or adviser and OppenheimerFunds Distributor, Inc. (formerly named Oppenheimer Fund Management, Inc.) acts as distributor and are known as the New York-based Oppenheimer funds adopted a Retirement Plan dated June 7, 1990 (the “Plan”) for Non-Interested Trustees and Directors (the “Independent Board Members”) as such term is defined in Section 2(a)(12) of the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Plan was amended and restated August __, 2001;

WHEREAS, such investment companies (the “Adopting Funds”) referred to on Schedule A desire to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other changes;

NOW THEREFORE, the Plan is amended and restated, effective January 1, 2005 and as otherwise provided herein, as follows:

1.     ELIGIBILITY

Each Independent Board Member who at the time of Retirement (as defined in paragraph 6(d)) has served as an Independent Board Member during the period prior to January 1, 2007 (“Eligible Service”) for at least seven years will be an “Eligible Board Member,” and will be eligible to receive a Benefit (as defined in paragraph 6(e)) commencing on the last day of the calendar month in which such Eligible Board Member’s seventieth birthday occurs (such day is referred to as such Eligible Board Member’s “Eligible Retirement Date”). An Independent Board Member’s period of Eligible Service commences on the date of election to the board of directors or trustees, as the case may be (the “Board”), of any registered investment company as to which OppenheimerFunds, Inc. acts as manager or and ends on the earlier of December 31, 2006 or the date of his Retirement.

2.     RETIREMENT DATE; AMOUNT OF BENEFIT

(a) Retirement. Each Independent Board Member, other than an Independent Board member who was a Trustee or Director (whether Independent or not) on the date (the “Original Adoption Date”) of the original adoption of this Plan by the Board of any Adopting Fund (an “Adopting Board Member”), will retire not later than the last day of the calendar month in which such Eligible Board Member’s seventy-fifth birthday occurs, unless a majority of the Independent Trustees determine otherwise, which determination is subject to change by a majority of the Independent Trustees. The “Base Retirement Date” for each Eligible Board Member shall be the last day of the calendar month in which such Eligible Board Member retires, provided that such event constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, or the last day of the calendar month in which a separation from service first occurs thereafter. Each retired Independent Board Member who has had a separation from service is referred to as a “Retired Board Member.” This paragraph shall be interpreted and administered in accordance with Proposed Treasury Regulations Section 1.409A-1(h) or superseding guidance.

(b) Retirement Benefit. Upon Retirement, each Eligible Board member will receive, commencing as of the later of such Eligible Board Member’s Eligible Retirement Date or Base Retirement Date, for the remainder of the Eligible Board Member’s life, a retirement benefit (the “Regular Benefit”) paid at the annual rate equal to 40% of the average compensation paid to such Eligible Board member as an Independent Board Member in each of the five highest years of compensation for Eligible Service (“Average Compensation”), plus an additional .4167% of such Average Compensation for each full month of Eligible Service in excess of seven years, up to a maximum of 80% of such Last Year Compensation for fifteen or more years of Eligible Service but in no circumstances shall the annual Regular Benefit exceed the basic retainer fee for an Independent Board Member on the earlier of (i) December 31, 2006, or (ii) the later of such Eligible Board Member’s Base Retirement Date or such Eligible Board Member’s Eligible Retirement Date. An Eligible Board Member’s Regular Benefit, or Alternate Benefit under Section 2(c), shall be increased on January 1st of each year by an escalation percentage equal to the U.S. Consumer Price Index (CPI) at the time of the adjustment.

(c) Election of Alternative Payment of Benefit. Each Eligible Board Member shall have the option, exercisable at any time prior to the first receipt of Benefits, to elect to receive a retirement benefit (the “Alternate Benefit”) based upon the combined life expectancy of such Eligible Board Member and his or her spouse on the date of election by such Eligible Board Member (rather than solely upon such Eligible Board Member’s own life, as shall be the case unless such Eligible Board Member shall otherwise elect as provided in this Section 2 (c)), commencing on the later of such Eligible Board Member’s Base Retirement Date or such Eligible Board Member’s Eligible Retirement Date and payable through the remainder of the later of the lives of such Eligible Board Member and spouse. The Alternate Benefit shall be the actuarial equivalent of the Regular Benefit provided under paragraph 2(b). Actuarial equivalence for these purposes shall be computed by the Board with the advice of an enrolled actuary (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), applying the RP-2000 Mortality Table assuming an average of the male and female factors at each age (unisex mortality) and an interest rate equal to the average yield of the 30 year U.S. Treasury Bond for December of the preceding calendar year or such other reasonable actuarial assumptions as may be approved by the Board pursuant to Section 6(b) of the Plan. This paragraph shall be interpreted and administered in accordance with Proposed Treasury Regulations Section 1.409A-2(b)(2)(ii) or superseding guidance under Section 409A(a)(4)(C) the Code.

3.     TIME OF PAYMENT

The Benefit to each Eligible Board member will commence on the later date of such Eligible Board Member’s Base Retirement Date or Eligible Retirement Date and will be paid annually each year on January 1st in advance for that year, except that the first annual payment to an Eligible Board Member upon Retirement will be made on the first day of the calendar quarter immediately following the Eligible Board Member’s Base Retirement Date or Eligible Retirement Date, as the case may be, and shall be pro-rated for that year to exclude the period of that year prior to such date.

4.     PAYMENT OF BENEFIT; ALLOCATION OF COSTS

The Adopting Funds are responsible for the payment of the Benefits, as well as all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees of any Enrolled Actuary. The obligations of the Adopting Funds to pay such benefits and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of the Adopting Funds’ creditors and stockholders, shareholders, beneficiaries or limited partners, as the case may be. To the extent that the Adopting Funds consist of one or more separate portfolios, such costs and expenses will be allocated among such portfolios in the proportion that compensation of Independent Board Members is allocated among such portfolios.

5.     ADMINISTRATION

Any question involving entitlement to payments under or the administration of the Plan will be referred to the Independent Board members of each of the Adopting Funds, which shall make all interpretations and determinations necessary or desirable for the Plan’s administration (such interpretations and determinations to be final and conclusive), adopt, amend or repeal by-laws or other regulations, relating to the administration of the Plan, and cause such records to be kept as may be necessary for the administration of the Plan.

6.     MISCELLANEOUS AND TRANSITION PROVISIONS

(a) Rights Not Assignable. The right to receive any payment under the Plan is not transferable or assignable. Except as otherwise provided herein with respect to the Alternate Benefit or benefits payable after the death of an Independent Board Member under Section 6(i) or 7, the Plan shall not create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any spouse or heirs or the estate of any Eligible Board Member or Retired Board member.

(b) Amendment, etc. The Board of each of the Adopting Funds, with the concurrence of the Independent Board Members of such Fund, may at any time amend or terminate the Plan or waive any provision of the Plan, with respect to that Fund; provided that, except as otherwise provided herein, no amendment, termination or waiver will impair the rights of an Eligible Board Member to receive upon Retirement the payments which would have been made to such Board Member had there been no such amendment, termination or waiver (based upon such Board Member’s Eligible Service to the date of such amendment, termination or waiver) or the rights of a Retired Board Member, to receive any Benefit due under the Plan, without the consent of such Eligible Board member or Retired Board Member, as the case may be. Notwithstanding any provision to the contrary, the Board of an Adopting Fund, with the concurrence of the Independent Board Members of such Fund, may at any time: (i) amend or terminate the Plan with respect to that Fund to comply with any applicable provision of law or any rule or regulation adopted, or proposed to be adopted, by any governmental agency or any decision of any court or administrative agency; (ii) change any assumptions used to determine what benefit may be an actuarial equivalent; or (iii) terminate the Plan of an Adopting Fund (a “Liquidated Adopting Fund”) which adopts a plan of liquidation (the “Liquidation Plan”) or an Adopting Fund (an “Acquired Adopting Fund”) substantially all the assets of which are acquired by an entity which is itself an Adopting Fund (the “Acquiring Adopting Fund”) pursuant to a plan of reorganization between the Acquired Adopting Fund and the Acquiring Adopting Fund (the “Reorganization Plan”), such termination to be deemed approved upon adoption of the Liquidation Plan or Reorganization Plan, as the case may be, and to be effective upon the effectiveness of the liquidation or reorganization contemplated thereby without liability or further obligation for any Benefits accrued or otherwise payable to an Independent Board Member by the Liquidated Adopting Fund or Acquired Adopting Fund, as the case may be provided that such termination does not cause any amount to be included in the gross income of any Independent Board Member, Retired Board Member or Beneficiary under Section 409A(a)(1)(A) of the Code. In addition, the Board of each of the Adopting Funds expressly reserves discretion to terminate the Plan and distribute the actuarial equivalent of the unpaid portion of any Eligible Board Member’s or Retired Board Member’s Benefit or his or her remaining account balance, as the case may be, with the concurrence of the Independent Board Members of such Fund, either: (i) in the event of a “change in control event” within the meaning of Proposed Treasury Regulations Section 1.409A-3(g)(5) or similar event as determined under superseding guidance promulgated by the Treasury Department under Section 409A(a)(2)(A)(5) of the Code; or (ii) as otherwise permitted under Section 409A of the Code. An Eligible Board member or Retired Board Member may elect to waive receipt of his Benefit by so advising the Committee.

(c) No Right to Reelection. Nothing in the Plan will create any obligation on the part of the Board to nominate any Independent Board Member for reelection.

(d) “Retirement” Defined. The term “Retirement” includes any termination of service of an Eligible Board Member except any termination which the Committee determines to have resulted from the Eligible Board member’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Independent Board Member.

(e) “Benefit” Defined. The term “Benefit” shall mean, with respect to an Eligible Board member, the Regular Benefit or, if elected by such Eligible Board member within the period set forth in Section 2 (c), the “Alternative Benefit;” provided that, effective January 1, 2007, for purposes of Sections 4, 6(b) and 6(i), the term “Benefit” shall also include benefits payable under Section 6(i) or 7.

(f) Vacancies. Although the Board will retain the right to increase or decrease its size, it shall be the general policy of the Board to replace each Retired Board Member by selecting a new Independent Board Member from candidates proposed by a nominating committee of the Board (such nominating committee to consist solely of Independent Board members).

(g) Consulting. Each Retired Board Member may render such services for the Adopting Funds, for such compensation, as may be agreed upon from time to time by such Retired Board member and the Board of the Adopting Funds.

(h) Transition Provisions. The Plan will be effective for all Eligible Board members who have dates of Retirement occurring on or after the Adoption Date. Periods of Eligible Service shall include periods commencing prior to such date. The Plan will be become effective on the date (the “Effective Date”) when the Board determines that any regulatory approval or advice that may be necessary or appropriate in connection with the Plan has been obtained.

(i) Delayed Benefits for Specified Employees. Notwithstanding any other provision of the Plan to the contrary, in the case of any Eligible Board Member who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of his or her separation from service, payment of the Eligible Board Member’s Benefit shall be suspended until the earlier of the date that is six months after such separation from service or the date of the Eligible Board Member’s death. Any amounts that would have been payable in the absence of this provision shall be paid to the Eligible Board Member—or, in the case of death, to his or her Beneficiary (as defined in Section 7(c), if Section 7(c) is applicable) or his or her surviving spouse, if any, or estate (if Section 7(c) is not applicable)—on, or as soon as administratively practicable after, the earliest payment date permitted by this provision. This provision shall be interpreted and administered in accordance with Proposed Treasury Regulations Section 1.409A-3(d) and (g)(2) or superseding guidance.

7.     CONVERSION TO ACCOUNT BALANCE; NEW PAYMENT ELECTIONS

(a) Applicability of Section. This Section 7 shall apply to Independent Board Members who retire after December 31, 2006 and is intended to provide for new payment elections in accordance with the transition relief described in Section XI.C of the Preamble to the Proposed Treasury Regulations under Section 409A of the Code, 70 F.R. 57,930, 57,954-57,955 (October 4, 2005).

(b) New Payment Election. Any Independent Board Member may make a written election, on or before December 31, 2006, to have his or her benefits under the Plan determined under Section 7(c) or (d). Such election shall be made on a form provided by the Board of the Adopting Funds under procedures established by the Board. An Independent Board Member’s election under this paragraph shall not be effective if the Independent Board Member’s Base Retirement Date occurs before January 1, 2007 and otherwise shall become irrevocable on December 31, 2006. By making an effective election under this paragraph (a “New Payment Election”), the Independent Board Member waives any right to a Benefit determined under Sections 1 through 3, but shall receive the benefit described in Section 7(c) or (d) in lieu thereof. Any Independent Board Member who has served at least seven years as an Independent Board Member before January 1, 2007 and does not make a New Payment Election shall be entitled to a Benefit determined under Sections 1 through 3, subject to the other terms and conditions of the Plan. Any Independent Board Member who has served less than seven years as an Independent Board Member before January 1, 2007 and does not make a New Payment Election shall receive no benefits under the Plan.

(c) Conversion to Account Balance; New Form of Payment. In the case of any Independent Board Member who elects to have this paragraph apply, a bookkeeping account (“Account”) shall be established as of December 31, 2006, to which shall be credited the actuarial present value of the Independent Board Member’s accrued benefit under the Plan as of December 31, 2006. In the case of each Independent Board Member who has served at least seven years as an Independent Board Member before January 1, 2007, such actuarial present value shall be determined as follows: (i) by calculating the present value of the Independent Board Member’s Regular Benefit as of the later of the Independent Board Member’s 75th birthday or December 31, 2006, using the “applicable mortality table” and the “applicable interest rate” prescribed under Section 417(e)(3) of the Code for lump sum distributions under qualified plans made on December 31, 2006, assuming continued service through age 75 and disregarding future adjustments based on the CPI; and (ii) by discounting the lump sum value determined under clause (i) to December 31, 2006, using a fixed interest rate equal to Moody’s Aa bond yield as of the last business day of 2006 (the “Guaranteed Interest Rate”) and no mortality assumption. In the case of each Independent Board Member who has served less than seven years as an Independent Board Member before January 1, 2007, such actuarial present value shall be determined as follows: (i) by treating each Independent Board Member as having accrued a right to receive fixed annual payments, commencing on the last day of the month in which he or she attains age 75 and continuing for life, equal to (A) the fraction obtained by dividing the Independent Board Member’s Eligible Service through December 31, 2006 by seven years, multiplied by (B) 40% of the lesser of the Independent Board Member’s Average Compensation as of December 31, 2006 and the Independent Board Member’s compensation for 2006; (ii) by calculating the present value of the accrued benefit determined under clause (i) as of the Independent Board Member’s 75th birthday, using the “applicable mortality table” and the “applicable interest rate” prescribed under Section 417(e)(3) of the Code for lump sum distributions under qualified plans made on December 31, 2006; and (iii) by discounting the lump sum value determined under clause (ii) to December 31, 2006, using the Guaranteed Interest Rate and no mortality assumption.

Each Independent Board Member’s Account shall be credited with interest at the Guaranteed Interest Rate from December 31, 2006 until his or her Account balance has been fully distributed in accordance with this paragraph.

Each Independent Board Member shall receive a Benefit, based on his or her Account balance, in one of the following forms, as specified in his or her New Payment Election:

(1)     a single lump sum payable on the earlier of the date specified by the Independent Board Member in his or her New Payment Election (which shall be the first day of a calendar quarter and shall not be earlier than July 1, 2007) or the first day of the calendar quarter next following the Independent Board Member’s Base Retirement Date; or

(2)     a series of substantially equal annual installments, payable over a period of two to ten years, commencing on the earlier of the date specified by the Independent Board Member in his or her New Payment Election (which shall be the first day of a calendar quarter and shall not be earlier than July 1, 2007) or the first day of the calendar quarter next following the Independent Board Member’s Base Retirement Date. The amount of each installment shall be determined by dividing the Independent Board Member’s Account balance immediately before the distribution by the number of installments remaining to be paid (including the installment the amount of which is being determined).

If an Independent Board Member dies before his or her Account has been fully distributed, the balance of the Account shall be distributed to the person or persons so designated by the Independent Board Member in a written instrument submitted to the Board of the Adopting Funds (“Beneficiary”). If for any reason a portion of the Account is not payable to any designated Beneficiary, the Independent Board Member’s surviving spouse, if any, and otherwise the Independent Board Member’s estate shall be the Beneficiary with respect to such portion. Payments shall be made to a Beneficiary at the same time and in the same manner as payments would have been made to the Independent Board Member had he or she survived, unless the Independent Board Member elected in his or her New Payment Election to have death benefits paid as a lump sum, in which case the Independent Board Member’s remaining Account balance shall be paid to his or her Beneficiary in a lump sum as soon as practicable after the Independent Board Member’s death.

(d) Transfer to Compensation Deferral Plan. In the case of any Independent Board Member who elects to have this paragraph apply, an amount equal to the actuarial present value of the Independent Board Member’s accrued benefit under the Plan as of December 31, 2006, determined in the manner specified by Section 7(c), shall be credited to a bookkeeping account (“Transfer Account”) established as of December 31, 2006 under that certain nonqualified deferred compensation plan maintained by the Adopting Funds known as the Oppenheimer Funds Compensation Deferral Plan (the “Compensation Deferral Plan”). Thereafter, all of the Independent Board Member rights with respect to benefits represented by the Transfer Account, including the right to select investment media in which such Transfer Account shall be deemed to be invested and the time and manner of distribution of benefits, shall be governed exclusively by the provisions of the Compensation Deferral Plan (including any distribution election made by the Independent Board Member on or before December 31, 2006 with respect to the Transfer Account, pursuant to Section 4.2 of the Compensation Deferral Plan).

(e) Unforeseeable Emergency. An Independent Board Member or Retired Board Member who elected to have his or her benefits determined under Section 7(c) may request at any time a withdrawal of part or all of the amount then credited to his or her Account on account of an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii)(I) of the Code by submitting a written request to the Board accompanied by evidence of the unforeseeable emergency. The Board will review the request and determine the extent to which it is justified. The amount of any such withdrawal shall be limited in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code. This provision shall be interpreted and administered in accordance with Proposed Treasury Regulations Section 1.409A-3(g)(3) or superseding guidance.

Adopted by the Board of the New York-based Oppenheimer funds, November __, 2006

__/s/Robert G. Zack

_________________, Secretary

SCHEDULE A

[Schedule is omitted for filing purposes]